EXHIBIT 2
                                                                       ---------







                            SHARE PURCHASE AGREEMENT


                                     between

       Sun HB Holdings, LLC, Boca Raton, Florida, United States of America

                                       and

      Harsco Corporation, Camp Hill, Pennsylvania/United States of America


                            dated September 20, 2005


         regarding the sale and purchase of the issued share capital of
                     Hunnebeck Group GmbH, Ratingen, Germany















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                                TABLE OF CONTENTS


TABLE OF CONTENTS.............................................................2

LIST OF EXHIBITS..............................................................5

RECITALS......................................................................6


ARTICLE 1 SALE AND PURCHASE OF THE SOLD SHARES................................7

1.1         Agreement to Sell and Purchase....................................7

1.2         Share Transfer....................................................7

1.3         Dividend Rights...................................................7


ARTICLE 2 PURCHASE PRICE......................................................7

2.1         Purchase Price....................................................7

2.2         Payments on the Closing Date......................................9

2.3         Mode of Payment; Default; Set-off.................................9


ARTICLE 3 CLOSING CERTIFICATE; POST-CLOSING ADJUSTMENTS......................10

3.1         Preparation of Draft Closing Certificate.........................10

3.2         Accounting Principles............................................10

3.3         Review of Draft Closing Certificate..............................10

3.4         Dispute Resolution...............................................11

3.5         Final Amounts....................................................12


ARTICLE 4 CLOSING............................................................14

4.1         Place and Time of Closing........................................14

4.2         Conditions to Closing............................................14

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4.3         Merger Control Proceedings; Other Regulatory Requirements........14

4.4         Seller's Deliveries on or prior to the Closing Date..............16

4.5         Actions on the Closing Date......................................16

4.6         Termination Right................................................17


ARTICLE 5 REPRESENTATIONS OF SELLER..........................................17

5.1         Legal Organization of Seller and the Hunnebeck Group.............18

5.2         Ownership of Shares; Shareholdings...............................19

5.3         Authorization of Seller..........................................20

5.4         Financial Statements.............................................20

5.5         Title to Assets; Encumbrances; Liability arising in
             connection with ThyssenKrupp notes..............................20

5.6         Intellectual Property Rights.....................................21

5.7         Governmental Permits; Compliance with Laws.......................22

5.8         Litigation; Disputes.............................................22

5.9         Employee and Labor Matters.......................................23

5.10        Material Agreements..............................................24

5.11        Insurance Coverage...............................................25

5.12        Product Liability................................................25

5.13        Finders' Fees....................................................26

5.14        Conduct of Business since 30 September 2004......................26

5.15        Taxes       .....................................................27

5.16        Environmental Matters............................................28

5.17        No Other Representations or Warranties...........................28


ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER........................29

6.1         Authorization of Purchaser.......................................29

6.2         Finders' Fees....................................................30

6.3         Financial Capability; Solvency...................................30

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ARTICLE 7 COVENANTS..........................................................31

7.1         Conduct of Business Prior to Closing.............................31

7.2         Confidentiality..................................................32

7.3         Access to Information after Closing..............................33

7.4         Further Assurances; Cooperation..................................33

7.5         D&O Insurance Tail Coverage......................................33


ARTICLE 8 INDEMNIFICATION....................................................34

8.1         Indemnification by Seller and Purchaser..........................34

8.2         Losses Reflected in Financial Statements;Indemnification
             by ThyssenKrupp.................................................35

8.3         Disclosed or Known Matters.......................................35

8.4         Thresholds and Aggregate Amounts of Seller's and
             Purchaser's Liability...........................................36

8.5         Escrow Account...................................................36

8.6         Limitation Periods...............................................37

8.7         Indemnification Procedures.......................................37

8.8         No Additional Rights or Remedies.................................38

8.9         No Double Counting...............................................39

8.10        Indemnification Insurance........................................39


ARTICLE 9 MISCELLANEOUS......................................................40

9.1         Notices..........................................................40

9.2         Public Disclosure, Confidentiality...............................41

9.3         Costs and Expenses...............................................41

9.4         Entire Agreement; Amendments and Waivers.........................42

9.5         Assignments; Third Party Beneficiaries...........................42

9.6         Governing Law; Jurisdiction......................................42

9.7         Interpretation...................................................43

9.8         Definitions......................................................43

9.9         Severability.....................................................44


EXHIBIT 9.8: LIST OF DEFINITIONS.............................................45

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                                LIST OF EXHIBITS


EXHIBIT R          Companies and other subsidiaries of the Group
EXHIBIT 3.2        2004 Financial Statements
EXHIBIT 4.4        Companies with security release evidence to be delivered
EXHIBIT 4.5(A)     Form of share transfer agreement
EXHIBIT 5.1(C)     Interests in other companies or entities
EXHIBIT 5.1(E)     List of articles of association, partnership agreements, etc.
EXHIBIT 5.2(B)     Pre-emptive, option and similar rights relating to certain shares
EXHIBIT 5.4        Management Report as of 31 July 2005
EXHIBIT 5.5        Third party rights and encumbrances in assets
EXHIBIT 5.6        Intellectual Property Rights
EXHIBIT 5.7(A)     Missing Governmental Permits
EXHIBIT 5.7(B)     Non-Compliance with laws
EXHIBIT 5.8        Litigation
EXHIBIT 5.9(A)     Material agreements with unions and worker's councils
EXHIBIT 5.9(B)     Strikes and Labor Law Suits
EXHIBIT 5.9(C)     List of Key Employees
EXHIBIT 5.9(D)     Pensions
EXHIBIT 5.10(A)    Material Agreements
EXHIBIT 5.10(B)    Termination or breach of Material Agreements
EXHIBIT 5.11       Material insurance policies
EXHIBIT 5.12       Product liability
EXHIBIT 5.13       Finders' Fees
EXHIBIT 5.14       Conduct of Business since 30 September 2004
EXHIBIT 5.15       Tax representations
EXHIBIT 5.16       Environmental representations
EXHIBIT 7.1        Conduct of business until Closing
EXHIBIT 7.5        D&O insurances
EXHIBIT 8.3        Exception from Carve-out of disclosed documents
EXHIBIT 8.5        Escrow Agreement
EXHIBIT 9.6        ICC Arbitration Rules
EXHIBIT 9.8        Definitions

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This Share Purchase Agreement (the "AGREEMENT") is entered into on this 20th day of September, 2005, by and between

(1) Sun HB Holdings, LLC, a limited liability company formed under the laws of the State of Delaware, U.S.A. (hereinafter referred to as "SELLER"), and

(2) Harsco Corporation, a corporation incorporated under the laws of the state of Delaware (hereinafter referred to as "PURCHASER").


                                    RECITALS


1. Seller is the owner of 100% of the issued share capital of Hunnebeck Group GmbH, registered in the commercial register of the local court of Dusseldorf under HRB 48411 (hereinafter referred to as "HOLDCO"). Holdco has a registered share capital of EUR 25,000, divided into two shares, in the respective nominal amounts of EUR 24,000 and EUR 1,000, both of which are owned by Seller. The shares mentioned in the preceeding sentence are referred to herein as the "SOLD SHARES".

2. Holdco is the parent company of a group engaged in the rental, servicing and sale of formwork systems and scaffolding systems. Holdco, directly or indirectly, owns the interests in the subsidiaries set out in EXHIBIT R. Holdco and the subsidiaries set out in EXHIBIT R are collectively referred to herein as the "HUNNEBECK GROUP". All entities of the Hunnebeck Group are referred to herein collectively as the "COMPANIES" and individually as a "COMPANY".

3. Seller and all entities affiliated with Seller (at the relevant time) within the meaning of Section 15 of the German Stock Corporation Act
     (AKTG), other than any members of the Hunnebeck Group, are referred to herein as the "SELLER'S GROUP".

4. Seller wishes to divest itself of the Hunnebeck Group and Purchaser wishes to acquire the Hunnebeck Group. Therefore, Seller and Purchaser (hereinafter referred to as the "PARTIES") agree as follows:








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                                    ARTICLE 1
                      SALE AND PURCHASE OF THE SOLD SHARES


1.1  AGREEMENT TO SELL AND PURCHASE

     Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, all of the shares held by Seller in Holdco.


1.2  SHARE TRANSFER

     At the Closing (as defined below in Article 4.1), Seller shall assign and transfer to Purchaser the Sold Shares in accordance with ARTICLE 4.5.


1.3  DIVIDEND RIGHTS

     The Sold Shares shall be sold and transferred to Purchaser with all rights and obligations pertaining thereto.


                                    ARTICLE 2
                                 PURCHASE PRICE


2.1  PURCHASE PRICE

     (a) The purchase price for the Sold Shares (the "PURCHASE PRICE") shall be equal to:

          (i)  EUR 140 million (in words: Euro one hundred and forty million);

          (ii) plus an amount equal to the Cash (as defined below);

          (iii) minus an amount equal to the Financial Debt (as defined below);

          (iv) minus an amount equal to the Capital Lease Obligations (as defined below).

     (b) For the purpose of this Agreement:

          "CASH" means, as of the Closing Date, the aggregate amount (including any accrued interest thereon) of any cash (KASSENBESTAND) and cash equivalents of the Hunnebeck Group (excluding, for the avoidance of doubt, the aggregate amount of monies received by the Companies from account debtors and note debtors prior

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          to Closing Date merely as administrator of such accounts receivable and notes on the basis of the "Vendor Financed Business Collection Agreement" entered into between Hunnebeck GmbH on the one side and ThyssenKrupp AG and ThyssenKrupp Systems & Services GmbH on the other side as of 14 March 2002, as amended as of 24 March 2005, and not transferred before Closing Date to ThyssenKrupp AG and/or its affiliates), all as determined on a consolidated basis for the Hunnebeck Group as a whole in accordance with US GAAP (as defined below); cash equivalents shall include, without limitation, cheques, deposits with banks and other financial institutions and the Seller's Group, highly liquid investments with a maturity of three months or less from the Closing Date, money market funds; 40 % of the total amount of security and other deposits of the Hunnebeck Group as of Closing Date shall be considered Cash; for the avoidance of doubt, accounts receivable being accounted for on the intercompany clearing account (VERRECHNUNGSKONTO MIT SELLER'S GROUP) against the Seller's Group shall be treated as Cash and for the further avoidance of doubt, highly liquid claims of Companies against other Companies shall not constitute Cash.

          "FINANCIAL DEBT" means, as of the Closing Date, the aggregate amount (including any accrued interest thereon) of all interest-bearing indebtedness of the Hunnebeck Group arising out of borrowings (DARLEHEN) from banks and other credit institutions and the Seller's Group; all obligations evidenced by a note, bond, debenture or similar instrument and any and all accrued interest on any of the foregoing obligations; it being understood, for the avoidance of doubt, that, notwithstanding any accounting principle, policy or practice to the contrary, Capital Lease Obligations and all payables resulting from supplies and services (VERBINDLICHKEITEN AUS LIEFERUNGEN UND LEISTUNGEN) shall be deemed not to be Financial Debt, and that unfunded, underfunded or contingent obligations such as, without limitation, company pension plans, letters of credit or guarantees shall not be or be deemed to be Financial Debt; and it being further understood and agreed that the amount of any element of Financial Debt with respect to which Seller provides a payoff letter from the lender as of the Closing Date shall be fixed and determined to be the amount shown on such payoff letter as due as of the Closing Date for all purposes under this Agreement, including, without limitation, any adjustment to the Purchase Price pursuant to this ARTICLE 2 or ARTICLE 3 of this Agreement; for the avoidance of doubt, payables being accounted for on the intercompany clearing account (VERRECHNUNGSKONTO MIT SELLER'S GROUP) vis-a-vis the Seller's Group shall be treated as Financial Debt and for the further avoidance of doubt, interest bearing indebtedness of Companies arising out of borrowings from other Companies shall not constitute Financial Debt.

          "CAPITAL LEASE OBLIGATIONS" means, as of the Closing Date, the aggregate amount of all capital lease obligations of the Hunnebeck Group (excluding any

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          breakage or other similar costs unless actually incurred and becoming effective as a result of a change of control provision at Closing), all as determined on a consolidated basis for the Hunnebeck Group as a whole in accordance with US GAAP (as defined below).


2.2  PAYMENTS ON THE CLOSING DATE

     (a) Not less than two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser in writing Seller's good faith estimate of the Purchase Price, calculated in accordance with ARTICLE 2.1 (the "ESTIMATED PURCHASE PRICE"). The calculation of the Estimated Purchase Price shall be based upon, and the written good faith estimate shall show, Seller's estimates of the Cash (the "ESTIMATED CASH"), the Financial Debt (the "ESTIMATED FINANCIAL DEBT"), and the Capital Lease Obligations (the "ESTIMATED CAPITAL LEASE OBLIGATIONS"). The calculation of the Estimated Purchase Price shall occur as set forth in ARTICLE 2.1, except that the term "CASH" shall be replaced with the term "ESTIMATED CASH", the term "FINANCIAL DEBT" shall be replaced with the term "ESTIMATED FINANCIAL DEBT", and the term "CAPITAL LEASE OBLIGATIONS" shall be replaced with the term "ESTIMATED CAPITAL LEASE OBLIGATIONS". For the purposes of this Agreement, a "BUSINESS DAY" shall be any day other than a Saturday, Sunday or any other day on which banks in Frankfurt am Main, Germany, are generally closed.

     (b) On the Closing Date, Purchaser shall pay to Seller the Estimated Purchase Price.


2.3  MODE OF PAYMENT; DEFAULT; SET-OFF

     (a) Any payments to be made under this ARTICLE 2 or ARTICLE 3 of this Agreement shall be made in Euros by irrevocable wire transfer of immediately available funds to a bank account specified by the relevant Party to the other Party (provided that such specification has been made at least two (2) Business Days prior to the relevant due date). Any such payment shall be deemed to have been duly made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges, other than those of Seller's bank) to the relevant bank account on, and effective as of, the relevant due date.


     (b)  Any failure by either Party to make any payment pursuant to this
          ARTICLE 2 or ARTICLE 3 of this Agreement when it is due shall result in such Party's immediate default (VERZUG), without any reminder by the other Party being required.

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     (c)  No Party shall be entitled to exercise any right of set-off or retention right with respect to its payment obligations pursuant to this ARTICLE 2 or ARTICLE 3 of this Agreement.


                                    ARTICLE 3
                  CLOSING CERTIFICATE; POST-CLOSING ADJUSTMENTS


3.1  PREPARATION OF DRAFT CLOSING CERTIFICATE

     As promptly as practicable, but not later than 45 days after the Closing Date, Purchaser shall prepare and shall deliver to Seller a certificate (the "DRAFT CLOSING CERTIFICATE") setting forth the calculation of (i) the Cash, (ii) the Financial Debt, (iii) the Capital Lease Obligations, and
     (iv) the Purchase Price that would have been calculated using such amounts pursuant to ARTICLE 2.1(A).


3.2  ACCOUNTING PRINCIPLES

     The Draft Closing Certificate shall be prepared, to the extent applicable according to the definitions in ARTICLE 2.1(B), in accordance with generally accepted accounting principles in the United States of America (as in force as of 30 September 2004), as applied on a basis consistent with the principles used in the preparation of financial statements of Holdco as of 30 September 2004 ("US GAAP"), (as audited by Grant Thornton GmbH, attached hereto in EXHIBIT 3.2, and, for the avoidance of doubt, being POST purchase price allocation with respect to the acquisition of the Hunnebeck Group by Seller's Group in 2003) ("2004 FINANCIAL Statements"). Any amount not denominated in Euros shall be converted to Euros at the exchange rate in effect one Business Day before the Closing Date using the rate quoted on the Reuters Screen Page at 11.30 a.m. Frankfurt/Main.


3.3  REVIEW OF DRAFT CLOSING CERTIFICATE

     Seller and its representatives shall have 45 Business Days after delivery of the Draft Closing Certificate pursuant to ARTICLE 3.1 in which to review the Draft Closing Certificate. Purchaser will cooperate with and assist Seller and its representatives, and shall cause the relevant entities of the Hunnebeck Group to cooperate with and assist Seller and its representatives, in such review of the Draft Closing Certificate. Such cooperation and assistance shall include making available all relevant books and records of the Hunnebeck Group and any other relevant information relating to the Hunnebeck Group including, if applicable, the working papers of Purchaser's certified public accountants, providing reasonable access during regular business hours to the Hunnebeck

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     Group's premises, and allowing interviews with the Hunnebeck Group's directors, officers and employees, provided, however, that such cooperation and assistance will be provided only to the extent that such cooperation does not unreasonably disrupt the business of the Hunnebeck Group, and only to the extent beneficial for the performance of such review by Seller. If Seller believes that the calculation of any item or amount contained in the Draft Closing Certificate (as delivered to Seller pursuant to ARTICLE 3.1) is not correct, then Seller may, at or prior to the end of such 45 Business Day review period, deliver a notice to Purchaser disagreeing with the preparation and/or calculation and setting forth Seller's calculation of the relevant items or amounts. Any such notice of disagreement shall specify, in reasonable detail, (i) those items or amounts as to which Seller disagrees and, if and to the extent possible for Seller, (ii) the items or amounts which should replace the disagreeable items or amounts. If Seller does not deliver a timely notice to Purchaser in accordance with this ARTICLE 3.3, the Draft Closing Certificate shall be conclusive and binding on the Parties and shall not be subject to any appeal, unless such failure is due to Purchaser's lack of cooperation and/or assistance (as described above).


3.4  DISPUTE RESOLUTION

     (a) If Seller has duly delivered a notice of disagreement in accordance with ARTICLE 3.3, then the Parties shall, during the 30 calendar day period following such delivery (or any other period of time mutually agreed upon in writing between the Parties), use reasonable commercial efforts to reach an agreement on the disputed items or amounts. If and to the extent that, during such period, the Parties are unable to reach such agreement, then either Party may refer the remaining differences to KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Dusseldorf/Germany (the "ACCOUNTING FIRM"). If such firm refuses to act as the Accounting Firm and the Parties cannot mutually agree upon another firm to be appointed as the Accounting Firm within 10 Business Days, then the Accounting Firm, which must be qualified to perform audits pursuant to US GAAP, shall be appointed, upon request of either Party, by the Institute of Chartered Accountants (INSTITUT DER WIRTSCHAFTSPRUFER) in Dusseldorf (Germany).

     (b) The Accounting Firm, acting as an expert (SCHIEDSGUTACHTER) and not as an arbitrator, shall, based on the standards set forth in ARTICLES 2 and 3.2, decide whether and to what extent the Draft Closing Certificate requires adjustment. The Accounting Firm, in making its determination, shall only take into account any remaining differences submitted to it and shall limit its determination to the scope of the dispute between the Parties.

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     (c)  Purchaser and Seller shall cooperate with and assist, and shall cause their respective accountants to cooperate with and assist, and Purchaser shall cause the Companies to cooperate with and assist, the Accounting Firm in the conduct of its review. Such cooperation and assistance shall include, without limitation, the making available to the Accounting Firm of all relevant books and records of the Hunnebeck Group and any other information relating to the Hunnebeck Group (including accountants' workpapers). If and to the extent that the Accounting Firm cannot resolve the dispute on any item or amount on the merits because it has not been provided with the relevant documents or information, the Accounting Firm shall decide against the Party who has failed to provide such documents or information.

     (d) The Parties shall instruct the Accounting Firm to deliver its written opinion (including reasons for the Accounting Firm's decision on each disputed item) to them no later than 45 Business Days (or within any other period of time mutually agreed upon in writing between the Parties) after the remaining differences have been referred to it. The decision of the Accounting Firm shall be conclusive and binding on the Parties (within the limits set forth in Section 319 of the German Civil Code (BGB)) and shall not be subject to any appeal. The fees and disbursements of the Accounting Firm shall be borne by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Seller claims that the Closing Date Financial Debt is EUR 1,000 greater than the amount determined by Purchaser, and Purchaser contests only EUR 500 of the amount claimed by Seller, and if the Accounting Firm ultimately resolves the dispute by awarding Seller EUR 300 of the EUR 500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 / 500 x 100 %) to Purchaser and 40% (i.e., 200 / 500 x 100%) to Seller. In connection with its review, the Accounting Firm shall, pursuant to the terms of this ARTICLE 3.4(D), also determine the allocation of its fees and expenses between Purchaser and Seller, which determination shall be conclusive and binding upon the Parties.


3.5  FINAL AMOUNTS

     (a) The Draft Closing Certificate, incorporating the resolution of matters in dispute (if any) pursuant to ARTICLE 3.4 above, or, in the alternative, the Draft Closing Certificate as not objected to by Seller, is referred to as the "FINAL CLOSING CERTIFICATE". The Final Closing Certificate shall have the legal effect of an arbitral award and shall be final, binding, and conclusive on the Parties.

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     (b)  Subject to the other provisions of this ARTICLE 3.5:

          (i) if the Cash reflected on the Final Closing Certificate (the "FINAL CASH") is greater than the Estimated Cash, then Purchaser shall be obligated to make a payment to Seller in an amount equal to such excess; and

          (ii) if the Final Cash is less than the Estimated Cash, then Seller shall be obligated to make a payment to Purchaser in an amount equal to such shortfall.

     (c)  Subject to the other provisions of this ARTICLE 3.5:

          (i) if the Financial Debt reflected on the Final Closing Certificate (the "FINAL FINANCIAL DEBT") is greater than the Estimated Financial Debt, then Seller shall be obligated to make a payment to Purchaser in an amount equal to such excess; and

          (ii) if the Final Financial Debt is less than the Estimated Financial Debt, then Purchaser shall be obligated to make a payment to Seller in an amount equal to such shortfall.

     (d)  Subject to the other provisions of this ARTICLE 3.5:

          (i) if the Capital Lease Obligations reflected on the Final Closing Certificate (the "FINAL CAPITAL LEASE OBLIGATIONS") is greater than the Estimated Capital Lease Obligations, then Seller shall be obligated to make a payment to Purchaser in an amount equal to such excess; and

          (ii) if the Final Capital Lease Obligations is less than the Estimated Capital Lease Obligations, then Purchaser shall be obligated to make a payment to Seller in an amount equal to such shortfall.

     (e) All payments, if any, made pursuant to ARTICLE 3.5(B) through (D) shall be deemed to be further adjustments to the Estimated Purchase Price, and the Estimated Purchase Price as so adjusted shall be the "FINAL PURCHASE PRICE".

     (f) The difference, if any, between the Estimated Purchase Price and the Final Purchase Price, together with interest thereon from and after the Closing Date up to and including the date of payment at a rate of 6 % (six per cent) PER ANNUM, shall be paid by Purchaser to Seller (if the Final Purchase Price is greater than the Estimated Purchase Price) or by Seller to Purchaser (if the Estimated Purchase Price is greater than the Final Purchase Price) by wire transfer of immediately available funds within five (5) Business Days after the Final Purchase Price has been finally determined in accordance with this ARTICLE 3.

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                                    ARTICLE 4
                                     CLOSING



4.1  PLACE AND TIME OF CLOSING

     The consummation of the transactions contemplated by this Agreement, as set forth in ARTICLE 4.5 below (the "CLOSING"), shall take place at the offices of Jones Day in Frankfurt am Main at 10 a.m. on the third Business Day after the day on which the conditions set forth in ARTICLE 4.2 below are met, or at any other time or place as the Parties may mutually agree in writing. The date on which the Closing is completed is referred to herein as the "CLOSING DATE".


4.2  CONDITIONS TO CLOSING

     (a) The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction of all of the following conditions precedent:

          (i) The Closing shall be permissible pursuant to Article 41 of the German Act against Restraints of Competition (GWB);

          (ii) The Closing shall be permissible in Poland, Norway and Slovakia in accordance with applicable law;

          (iii) No enforceable judgment, injunction, order or decree by any court or governmental authority in the European Union or any other applicable jurisdiction shall prohibit the consummation of the Closing;

          (iv) No Material Adverse Effect (as defined below in ARTICLE 5) has arisen between the date hereof and the date on which all the other conditions under this ARTICLE 4.2(A) have been satisfied.


     (b)  The conditions to Closing set forth in Articles 4.2(a)(i), (ii) and
          (iii) may be waived only by both Parties jointly. The condition to Closing set forth in Article 4.2(a)(iv) may be waived only by Purchaser. Subject to any such waivers, all conditions to Closing shall be deemed to have been satisfied upon completion of the Closing.


4.3  MERGER CONTROL PROCEEDINGS; OTHER REGULATORY REQUIREMENTS

     (a) Purchaser (and Seller, to the extent any filing cannot be made by Purchaser on behalf of Seller under applicable law) shall ensure that any filings necessary in

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          connection with any merger control clearance referred to in ARTICLE
          4.2(A)(I) and (II) and any other filings with, or notifications to, any governmental authority required in connection with this Agreement will be made as soon as is practicable, in any event within three (3) Business Days after the date hereof. Any filings and notifications made by Purchaser shall require the prior written consent of Seller. Such consent shall not be unreasonably withheld.


     (b) In order to obtain all requisite approvals for the transactions contemplated by this Agreement under merger control laws, Purchaser and Seller shall (i) reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire, (iii) promptly provide each other with copies of any written communication (or written summaries of any non-written communication) in connection with any proceeding and (iv) contact any competent authority only after consultation with the other Party and give each other and their respective advisors the opportunity to participate in all meetings and conferences with any competent authority unless such participation would be not permitted by the competent authority or would impose a significant delay on the merger control proceedings.

     (c) Purchaser shall offer, consent to, and comply with, any obligations or conditions (AUFLAGEN UND BEDINGUNGEN), commitments (ZUSAGEN) or other agreements required by any competent merger control authority as a condition to the clearance of the transactions contemplated hereby, unless such obligation or condition, commitment or other agreement would alter the character of the transaction contemplated hereby materially or would materially affect the business operations of Purchaser or the Hunnebeck Group, and as a result thereof, such consent or compliance by Purchaser would have to be considered as unreasonable (UNZUMUTBAR) to Purchaser.


     (d) With respect to the conditions to Closing set forth in ARTICLE 4.2(A), if the consummation of the Closing is prohibited by any governmental authority or Court, the Parties shall use their reasonable commercial efforts to cooperate in contesting such decision in order to seek to effect the Closing as contemplated by this Agreement as timely as is reasonably practicable.

     (e) The Parties shall not be entitled to request or obtain from each other any adjustment of the Purchase Price or other amendment to this Agreement as a result of any divestiture (in the case of Purchaser) or other action pursuant to this ARTICLE

          4.3 or of any decision by a competent authority after the Closing Date prohibiting any transaction contemplated hereby, or any losses, damages, costs or expenses associated therewith.


4.4  SELLER'S DELIVERIES ON OR PRIOR TO THE CLOSING DATE

     On, or prior to, the Closing Date, Seller shall deliver to Purchaser written evidence of the release of any pledge and other security interests granted on any shares of each Company as set forth in EXHIBIT 4.4 in relation with the financing agreement, dated 29 August 2003, among Holdco, several other Companies, and Madeleine L.L.C. (the "MADELEINE FINANCING").


4.5  ACTIONS ON THE CLOSING DATE

     On the Closing Date, the Parties shall take, or cause to be taken, the following actions, which shall be taken simultaneously (ZUG UM ZUG):

     (a) execution by Seller and Purchaser (or an entity to be designated by Purchaser not later than 3 Business Days before Closing Date) of a share transfer agreement regarding the Sold Shares, substantially in the form as attached hereto as EXHIBIT 4.5 (A);

     (b) payment by Purchaser of the Estimated Purchase Price (minus an amount of EUR 5,000,000 which is to be paid into the Escrow Account pursuant to ARTICLE 4.5(C)) in accordance with ARTICLE 2.3;

     (c) payment by Purchaser of EUR 5,000,000 into the Escrow Account in accordance with ARTICLE 8.5;

     (d) execution by Seller and Purchaser of the Escrow Agreement in accordance with ARTICLE 8.5; and

     (e) execution by Sun Capital Partners Management III, LLC and Holdco of an agreement providing for the termination of the management services agreement dated 29 August, 2003 releasing with immediate effect Sun Capital Partners Management III, LLC and any of its affiliates, members, partners, managers, officers, employees and agents on the one hand and Holdco on the other hand from any liabilities under said agreement and without any indemnity being owed by either party to the other party of said agreement.

     If Seller should choose to provide Indemnification Insurance for the benefit of Purchaser in accordance with ARTICLE 8.10, Purchaser must pay the full Estimated Purchase Price on

     Closing Date (i.e. without the deduction of EUR 5,000,000), and the actions described above in ARTICLE 4.5(C) AND (D) shall not be taken.


4.6  TERMINATION RIGHT

     Each Party shall be entitled to terminate (ZURUCKTRETEN) this Agreement by giving written notice to the other Party, if Closing has not occurred on or before 31 December, 2005.


                                    ARTICLE 5
                            REPRESENTATIONS OF SELLER

Seller hereby represents to Purchaser in the form of an independent undertaking (Section 311 of the German Civil Code) that, except as set forth in any of the exhibits referred to in this ARTICLE 5 (which together compose the "DISCLOSURE SCHEDULE") the statements set forth in this ARTICLE 5 are true and correct as of the date when all of the Closing Conditions pursuant to ARTICLE 4.2(A) have been met or waived except as otherwise provided for in this ARTICLE 5. The scope and content of each representation of Seller contained in this ARTICLE 5 as well as Seller's liability arising thereunder shall be exclusively defined by the provisions of this Agreement (in particular the limitations on Purchaser's rights and remedies set forth in ARTICLE 8 below), which shall be an integral part of the representations of Seller, and no representation of Seller shall be construed as a seller's guarantee (GARANTIE FUR DIE BESCHAFFENHEIT DER SACHE) within the meaning of Sections 443 and 444 of the German Civil Code.

For the purpose of this Agreement, "SELLER'S KNOWLEDGE" means the actual knowledge, as of the date hereof, of Dr. Frank Maassen (Chief Executive Officer of Holdco), Markus Nagel (Chief Financial Officer of Holdco), Martin Hemberger (Chief Executive Officer of Hunnebeck GmbH), Franz-Josef Teckentrup (Chief Financial Officer of Hunnebeck GmbH), Serge Madjour (Chief Executive Officer of Hunnebeck France S.A.S.), Claudine Nougier (Chief Financial Officer of Hunnebeck France S.A.S.), Andre Ameri (Chief Executive Officer of Hunnebeck Italia S.p.A.), Peter Erb (Chief Financial Officer of Hunnebeck Italia S.p.A.), as well as Dr. Mariusz Cwiklinski (Chief Executive Officer of Hunnebeck Polska Sp. z o.o.), and Bogdan Dabrowski (Chief Financial Officer of Hunnebeck Polska Sp. z o.o.).

"MATERIAL ADVERSE EFFECT" means an effect that is materially adverse to the financial condition or results of operations of the Hunnebeck Group taken as a whole, but shall exclude any prospects and shall also exclude any effect resulting or arising from: (i) any change in any law; (ii) any changes, events, facts or circumstances that existed, but only became known to Purchaser following the date hereof although Seller performed fully its disclosure obligations to Purchaser pursuant to this Agreement and applicable law, (iii) any changes, events, facts or circumstances where the original cause of such changes, events, facts or circumstances existed on the date hereof, (iv) any changes, events, facts or circumstances where similar changes, events, facts or circumstances have arisen and which have been reflected and, as the case may be, reserved in the audited financial statements of the Hunnebeck Group prior to the date hereof and were either known by Purchaser or were not known to Purchaser although Seller performed fully its disclosure obligations to Purchaser pursuant to this Agreement and applicable law, (v) any change in interest rates or general economic conditions; (vi) any change that is generally applicable to the industries in which any of the Companies operates; (viii) the entry into this Agreement and/or the consummation of the transactions contemplated hereby; (ix) any action taken by Purchaser or any of its affiliates; (x) any omission to act or action taken with the express consent of the Purchaser (including, without limitation, those omissions to act or actions taken which are permitted by this Agreement); or (xi) any national or international political or social conditions, including the engagement by any country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon any country or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of such country.

5.1  LEGAL ORGANIZATION OF SELLER AND THE HUNNEBECK GROUP

     (a) Seller is a limited liability company duly organized and validly existing under the laws of Delaware.

     (b) Each entity of the Hunnebeck Group referred to in EXHIBIT R is an entity of the type indicated in EXHIBIT R, duly organized and validly existing under the laws of its jurisdiction of organization, in good standing (insofar as such concept exists under the relevant jurisdiction), and has all organizational or other power to conduct its business as presently conducted, except as disclosed in EXHIBIT R.

     (c) All entities of the Hunnebeck Group and their respective jurisdictions of organization are identified in EXHIBIT R. No Company holds any material interest in any company or other entity other than as set forth in EXHIBIT R or EXHIBIT 5.1(C).

     (d) No entity of the Hunnebeck Group is a party to any agreement which would permit any third party (other than any entity of the Group) to control such Company or obligate it to transfer its profits to any such third party.

     (e) EXHIBIT 5.1(E) contains a true and correct list of the articles of association or partnership agreements or similar constituent documents required in the relevant jurisdictions of each entity of the Hunnebeck Group whose shares are (directly or indirectly) transferred pursuant to this Agreement or in which any third party (other than any entity of the Hunnebeck Group) holds any share or interest. True and complete copies of such documents have been delivered to Purchaser prior to the date of this Agreement.

     (f) No bankruptcy or insolvency proceedings are pending with respect to any entity of the Hunnebeck Group; there is no requirement to initiate such proceedings and to Seller's Knowledge such proceedings are not threatened.


5.2  OWNERSHIP OF SHARES; SHAREHOLDINGS

     (a) Holdco's total share capital (STAMMKAPITAL) is EUR 25,000.00, consisting of two shares, one of which with par value of EUR 1,000.00 and the other with par value of EUR 24,000.00. All of the Sold Shares and all of the shares in the other entities of the Hunnebeck Group (as set forth in EXHIBIT R) are directly or indirectly owned by Holdco (collectively the "SUBSIDIARY SHARES"), are duly authorized and validly issued, fully paid and non-assessable, and there are no other issued, reserved for issuance or outstanding equity interests (including silent participation (STILLE BETEILIGUNG)) in Holdco. None of the paid in capital of the Sold Shares and the Subsidiary Shares has, in full or in part, been paid back to the shareholders. There are no options, offers, warrants, conversion rights, subscriptions, or agreements or rights of any kind to subscribe for or to purchase, or commitments to issue (either formal or informal, firm or contingent) shares of capital stock or other equity interests in Holdco or in the Companies other than Holdco (whether debt, equity or a combination thereof) or obligating Holdco or such Companies to grant, extend or enter into any such agreement or commitment except for those provided under statutory law, under the organizational or other constituent document or those disclosed in EXHIBIT R. Seller is the sole and unrestricted owner of the Sold Shares, and the Subsidiary Shares are owned as set forth in EXHIBIT R. At Closing, good, valid and marketable title to the Subsidiary Shares which are purported in EXHIBIT R to be owned will be held by each of Holdco and/or Hunnebeck GmbH.

     (b) At Closing, the Sold Shares and the Subsidiary Shares will be free and clear of any liens, encumbrances or other rights of third parties, and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Sold Shares, in each case except for rights provided under statutory law or under the organizational or other constituent documents listed in
          EXHIBIT 5.1(E) (which will not become exercisable due to the change in control resulting from the transactions contemplated herein) and except as set forth in EXHIBIT 5.2(B).

5.3  AUTHORIZATION OF SELLER

     (a) The execution and performance by Seller of this Agreement are within Seller's organizational powers, do not violate the limited liability company agreement of Seller and have been duly authorized by all necessary organizational action on the part of Seller.

     (b) Assuming compliance with any applicable requirements under antitrust control laws or any other regulatory requirements, the execution and performance of this Agreement by Seller require no approval or consent by any governmental authority binding on Seller and do not violate any applicable law or decision by any court or governmental authority binding on Seller.

     (c) As of the date hereof, there is no lawsuit, investigation or proceeding pending or, to Seller's Knowledge, threatened against Seller before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.


5.4  FINANCIAL STATEMENTS

     The 2004 Financial Statements have been prepared in accordance with US GAAP, on a basis consistent with those of prior years and present fairly, in all material respects, in accordance with such principles, a true, correct and fair view of the asset position (VERMOGENSLAGE), financial position (FINANZLAGE), earnings position (ERTRAGSLAGE) and stockholder's equity of Holdco as of 30 September 2004. The monthly management report of Holdco as of 31 July 2005 as attached hereto for mere identification purposes as EXHIBIT 5.4 which has been relied upon by Seller in the past along with management reports of prior months as a management tool in making management decisions with respect to the Hunnebeck Group, have been prepared on a basis consistent with the monthly management reports of the past twelve months and have not been modified or altered with respect to the transactions contemplated by this Agreement or the sales process which has preceded the entering into this Agreement.


5.5 TITLE TO ASSETS; ENCUMBRANCES; LIABILITY ARISING IN CONNECTION WITH THYSSENKRUPP NOTES

     (a) The Companies have good and valid title to, or, in the case of leased or licensed property and assets, valid leasehold interests or licenses in, all property and assets (whether real, personal, tangible or intangible) reflected in the 2004 Financial Statements, except for properties and assets disposed of since 30 September 2004 or where the failure to have such good and valid title or valid leasehold interests or licenses would not have a Material Adverse Effect.

     (b) The (fixed and current) assets owned by the Companies are not encumbered with any liens, pledges, mortgages, charges or other security interests or encumbrances in favor of any third party, except for (i) retention of title rights, liens, pledges or other security rights in favor of suppliers, mechanics, workmen, carriers and the like, (ii) security rights granted to banks and other financial institutions over cash and other assets deposited with such banks or financial institutions, (iii) encumbrances or rights of third parties created under applicable law, including pledges and other security rights in favor of tax authorities or other governmental entities,
          (iv) easements and similar rights in real property which do not materially impair any Company's ability to conduct its business as presently conducted and (v) the liens, pledges, other rights and encumbrances listed in EXHIBIT 5.5, all of which have arisen or been granted in the ordinary course of business and which do not, or will not, impair in any material respect any Company's ability to conduct its business as presently conducted.

     (c) The Companies are not exposed, as of the date hereof or in the future, to any liability under the accounts receivable and notes sold to ThyssenKrupp AG and/or its affiliates except for improper management of the collection of monies received from the account and note debtors. In particular, the Companies are under no obligation, as of the date hereof or in the future, to buy back such accounts receivable and notes under any circumstances, including non-payment by the account or note debtors.


5.6  INTELLECTUAL PROPERTY RIGHTS

     (a) EXHIBIT 5.6 contains a complete and accurate list of all intellectual property rights which are owned by and registered on behalf of any Company and are material for the Company to which such intellectual property right relates as presently conducted (the "INTELLECTUAL PROPERTY RIGHTS"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right and (iii) the jurisdictions in which such Intellectual Property Right has been registered, or for which an application for issuance or registration has been filed, and (iv) the registration or application numbers.

     (b) Except as set forth in EXHIBIT 5.6, the Companies have paid all registration fees to the extent necessary to validly maintain all registrations with any regulatory authorities with respect to the Intellectual Property Rights.

     (c) Except as set forth in EXHIBIT 5.6, as of the date hereof, none of the Intellectual Property Rights is subject to any outstanding judgment, injunction, order or decree issued against any Company which materially restricts the use thereof by it and, to Seller's Knowledge, no third party has challenged any Intellectual Property Right in writing towards any Company.

     (d) To Seller's Knowledge, (i) there are no third parties' rights infringing the Intellectual Property Rights, and (ii) no Intellectual Property Right is infringing any third parties' rights.


5.7  GOVERNMENTAL PERMITS; COMPLIANCE WITH LAWS

     (a) Except as disclosed in EXHIBIT 5.7(A), the Companies have all governmental permits, licenses, authorizations and consents (other than those required by or relating to any Environmental Matters, which are exclusively dealt with in ARTICLE 5.16) in order to operate their businesses as presently conducted and are material for the conduct of their businesses, as presently conducted (the "GOVERNMENTAL PERMITS"). To Seller's Knowledge, no Governmental Permit has been cancelled or revoked by any competent authority and no Company has received any written notice by any such authority that it intends to cancel or revoke any Governmental Permit.

     (b) The business of each of the Companies is conducted, in all material respects, in compliance with applicable laws and all Governmental Permits in each case as in effect, enforced and interpreted on the date hereof in, including, without limitation, any European directive and any laws in force in any of the member states of the European Union (other than those applicable laws and Governmental Permits relating to Intellectual Property Rights, product liability, Tax matters or Environmental Matters, to which exclusively Articles 5.6, 5.12, 5.15, and 5.16 shall apply) to the extent applicable in the relevant jurisdiction, as well as any court order or injunctions to the extent binding upon the relevant Company, all except as disclosed in EXHIBIT 5.7(B).


5.8  LITIGATION; DISPUTES

     Except as disclosed in EXHIBIT 5.8, as of the date hereof, no lawsuit or other proceeding is pending against any Company before any state court, arbitrator or governmental authority involving an amount in excess of EUR 50,000.00 (excluding costs and fees) and, to Seller's Knowledge, no such lawsuit or proceeding has been threatened against any Company in writing. As of the date hereof, no Company is subject to any decision by a court or governmental authority that materially limits its ability to operate its business in the ordinary course.


5.9  EMPLOYEE AND LABOR MATTERS

     (a) EXHIBIT 5.9(A)(1) contains a true and correct list, as of the date hereof, of all material agreements with unions, worker's councils and similar employee organizations to which any of the Companies is bound. True and complete copies of such agreements have been made available to Purchaser prior to the date hereof. Except as disclosed in EXHIBIT
          5.9 (A)(2), no Company made any commitment for job guarantees under collective bargaining agreements or shop agreements other than the job guarantee pursuant to Section 5 of the collective bargaining agreement entered into between Holdco and Hunnebeck GmbH on the one side and Industriegewerkschaft Metall on the other side as of 15 March 2004.

     (b) Except as disclosed in EXHIBIT 5.9(B), as of the date hereof, no Company is experiencing or experienced during the last two years (i) any strike or lockout of its employees or (ii) any lawsuit or dispute with any union, workers' council or other body of employee representatives pending before any court, governmental authority or arbitrator (including any proceedings pending before any conciliation committee (EINIGUNGSSTELLENVERFAHREN)) and relating to labor relations or employment matters of a general nature (including lay-offs, restructurings or general working conditions).

     (c) EXHIBIT 5.9(C) sets forth, as of the date hereof, a true and complete list of all managing directors of the Companies and of all employees of any Company whose annual base salary (excluding, for the avoidance of doubt, performance-related payments, bonuses and any benefits) exceeds EUR 100,000.00 (the "KEY EMPLOYEES"). Copies of all contracts between any Company and any Key Employee, as in effect on the date hereof, have been disclosed to Purchaser. As of the date hereof, none of the Key Employees has given written notice of termination of his or her employment or to Seller's Knowledge communicated the intention to do so.

     (d) Except as disclosed in EXHIBIT 5.9(D) or required under applicable law, no Company has made any pension commitment to any of its current or former employees.

     (e) Each of the Companies has complied in all material respects with all labor law obligations, has timely and in full amount paid all salaries and wages to each of the Companies' employees and directors, have complied with, in a material way, all social security obligations and contribution payment obligations, as well as with insolvency protection requirements.


5.10 MATERIAL AGREEMENTS

     (a) Except for (i) the agreements listed in EXHIBIT 5.10(A) (the "MATERIAL AGREEMENTS") and (ii) any agreements required to be disclosed pursuant to any other provision of this Agreement, no Company is a party to any of the following written agreements, provided that any primary contractual obligation (PRIMARE HAUPTLEISTUNGSPFLICHT) thereunder has not yet been fulfilled:

          (1) agreements relating to the acquisition or sale of interests in other companies, businesses or real estate providing, in each case, for a consideration of EUR 250,000.00 or more;

          (2) joint venture, partnership or shareholder agreements relating to the conduct of a material part of the business of the Hunnebeck Group;

          (3) rental and lease agreements relating to real estate which, individually, provide for annual payments of EUR 250,000.00 or more;

          (4) loan agreements (other than relating to any intercompany debt towards any Company or member of the Seller's Group), bonds, notes or any other instruments of debt issued by any Company and involving, individually, an indebtedness of the Company of EUR 250,000.00 or more;

          (5) guarantees, indemnities and suretyships issued by any of the Companies for any debt of any third party (other than any other Company) for an amount of EUR 250,000.00 or more per item;

          (6) any agreement (excluding customary territorial restrictions in supplier or reseller agreements) that materially limits the freedom of the Hunnebeck Group (taken as a whole) to compete in any line of business or with any third party;

          (7) master agreements with the five major suppliers (based on the aggregate purchases in the first ten months of the financial year ending 30 September 2005);

          (8) material agreements with Seller or any other member of the Seller's Group, other than in connection with commercial transactions made in the ordinary course of the Companies' businesses;

          (9) agreements or commitments not made in the ordinary course of business which have, or would reasonably be expected to have, a Material Adverse Effect;

          (10) agency or distribution agreements corresponding to a yearly turnover by any Company of more than EUR 250,000 (based on the financial year ending 30 September 2004); and

          (11) agreements individually providing for annual payment obligations of more than EUR 250,000.

     (b)  To Seller's Knowledge, unless otherwise disclosed in EXHIBIT 5.10(B),
          (i) no written notice of termination has been given with respect to any Material Agreement nor has any third party to a Material Agreement stated its intention to do so and (ii) neither any Company nor any third party to any Material Agreement is in material default or material breach under any Material Agreement. Neither the execution nor the delivery nor the performance of this Agreement and the transactions contemplated hereby will conflict with, result in the breach of, constitute a material default under, or result in the termination, cancellation or acceleration (whether after giving of notice or the lapse of time, or both ) of any material right or obligation of any of the Material Agreements, or cause a loss of any material benefit to which any Company is entitled under any and all Material Agreements.


5.11 INSURANCE COVERAGE

     EXHIBIT 5.11 contains a true and complete list of all material insurance policies relating to the assets, business or operations of the Companies. To Seller's Knowledge, all such policies are in full force and effect and there are no material claims by any Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer.


5.12 PRODUCT LIABILITY

     Except as disclosed in EXHIBIT 5.12, as of the date hereof, to Seller's
     Knowledge:

     (a) no product liability claims relating to personal injury and exceeding EUR 100,000.00 in any individual case have been asserted against any Company in the last two years prior to the date hereof; and

     (b) no Company has received any order from any governmental authority to recall any of the products manufactured and delivered by it.

5.13 FINDERS' FEES

     Except as disclosed in EXHIBIT 5.13, no Company has any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement and the consummation of the transactions contemplated hereby.


5.14 CONDUCT OF BUSINESS SINCE 30 SEPTEMBER 2004

     Except as disclosed in EXHIBIT 5.14 and except for any transactions contemplated by or any facts or events disclosed in this Agreement, in the period between 30 September 2004 and the date hereof, to Seller's Knowledge, there has not been:

     (a) any recapitalization or reorganization which materially changes the corporate structure of the Hunnebeck Group; any merger or similar business combination between any Company and any third party (other than another Company);

     (b) any declaration or payment of dividends by any Company to any member of the Seller's Group;

     (c) any divestiture by any Company of a shareholding or business with a value in excess of EUR 500,000.00 each;

     (d) any borrowing made by any Company in excess of EUR 500,000.00 or any guarantee granted by any Company for any third party's indebtedness in excess of EUR 250,000.00, other than indebtedness incurred, or guarantees granted by any Company in the ordinary course of business and in amounts and on terms consistent with past practice;

     (e) any investment by any Company in, or the making of any loan to, any other company or entity (other than any entity of the Hunnebeck Group) exceeding in each case EUR 500,000.00;

     (f) any lay-off with respect to a significant part of the workforce of the Hunnebeck Group;

     (g) any change in, or commitment to change, any compensation or benefit of any Key Employee pursuant to any severance or retirement plan or agreement made by any Company in connection with this Agreement or the transactions contemplated hereby;

     (h) any change in any method of accounting or accounting practice or policy by any Company, except as required due to a concurrent change in generally accepted accounting principles;

     (i) any transaction entered into by any Company outside the ordinary course of business which has had, or would reasonably be expected to have, a Material Adverse Effect; or

     (j) any damage, destruction or other casualty loss (whether or not covered by insurance) adversely affecting the business or assets of any Company which has, or would reasonably be expected to have, a Material Adverse Effect.


5.15 TAXES

     (a)  As of the date hereof and except as otherwise disclosed in EXHIBIT
          5.15,

          (i) all Tax Returns required to be periodically filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any of the Companies were filed when due; and

          (ii) no Company is involved in any Tax audit or investigation relating to any Pre-Closing Tax Period; and

          (iii) all due Taxes assessed as of the date hereof by a Taxing Authority or payable because of a self-assessment and relating to any Company for any Pre-Closing Tax Period have been paid or have been contested in good faith.

     (b)  The following terms have the following meanings:

          (i) "PRE-CLOSING TAX PERIOD" means any Tax assessment period (e.g. VERANLAGUNGSZEITRAUM under German tax laws) or portion of it ending on or before the Closing Date.

          (ii) "TAX" means any tax (STEUER) within the meaning of Article 3 of the German Tax Code (AO) or equivalent tax under the laws of any other jurisdiction and any social security contribution (including any withholding on amounts paid to or by any person), together with any interest, penalty or addition thereto.

          (iii) "TAX RETURN" means any return, declaration, report, claim for refund, notice, form or information relating to any Tax, including any schedule or attachment thereto.

          (iv) "TAXING AUTHORITY" means any competent governmental authority in charge of imposing any Tax.


5.16 ENVIRONMENTAL MATTERS

     Except as disclosed in EXHIBIT 5.16 to Seller's Knowledge:

     (a) no Company has received any written notice or order from any governmental authority, and no administrative or governmental action, suit, investigation or proceeding is pending and has been asserted in writing against any Company which alleges a material violation of any Environmental Law; and

     (b) each Company has obtained all material permits required for its operations (as presently conducted) in accordance with all applicable Environmental Laws and is in compliance in all material respect with the terms of such permits and with all other applicable Environmental Laws.

     The term "ENVIRONMENTAL LAW" means any law or regulation relating to or imposing liability, or standards of conduct, for the protection of the environment or the use, handling, generation, manufacturing, distribution, collection, transportation, storage, disposal, cleanup or release of Hazardous Materials, in each case as in effect on the date hereof and as enforced and interpreted by the competent authorities on the date hereof. "HAZARDOUS MATERIALS" means dangerous substances and preparations as defined in Article 2 paragraph (2) of the European Community Council Directive 67/548 EEC, as amended until the date hereof.


5.17 NO OTHER REPRESENTATIONS OR WARRANTIES

     Subject only to those representations and indemnities expressly contained in this Agreement, Purchaser agrees to accept the Sold Shares and the Hunnebeck Group in the condition they are in on the Closing Date, based upon its own inspection, examination and determination with respect thereto (including the due diligence investigation conducted by it), without reliance upon any express or implied representations or warranties of any nature of Seller or any employee, adviser, agent or other representative of Seller or any of its affiliates. Purchaser acknowledges that Seller makes no representations, warranties or guarantees and assumes no disclosure or similar obligations in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in this Agreement.


                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows, in each case as of the date hereof and the Closing Date:


6.1  AUTHORIZATION OF PURCHASER

     (a) Purchaser is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all corporate powers required to carry on its business as presently conducted.

     (b) The execution and performance by Purchaser of this Agreement are within Purchaser's corporate powers, do not violate the articles of association or by-laws of Purchaser and have been duly authorized by all necessary corporate action on the part of Purchaser.

     (c) Assuming compliance with any applicable requirements under merger control laws and other regulatory laws as set forth in ARTICLE 4.2(A)(I) and (II), the execution and performance of this Agreement by Purchaser require no approval or consent by any governmental body, authority or official and do not violate any applicable law or decision by any court or governmental authority binding on Purchaser.

     (d) As of the date hereof, there is no lawsuit, investigation or proceeding pending against, or to Purchaser's knowledge, threatened in writing against Purchaser before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

6.2  FINDERS' FEES

     Purchaser does not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement for which Seller could become liable.


6.3  FINANCIAL CAPABILITY; SOLVENCY

     (a) Purchaser has sufficient immediately available funds or binding and unconditional financing commitments to enable it to make all payments required to be made by it under this Agreement.

     (b) Purchaser is not now insolvent, has not been insolvent during the past 24 months, and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this ARTICLE 6.3, "insolvent" means that the sum of the debts and other probable liabilities of Purchaser exceeds the present fair saleable value of Purchaser's assets.

     (c) Immediately after giving effect to the consummation of the transactions contemplated hereby: (i) Purchaser will be able to pay its liabilities as they become due in the usual course of its business; (ii) Purchaser will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Purchaser will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Purchaser in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Purchaser will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other liabilities of Purchaser. The cash available to Purchaser, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such liabilities and judgments promptly in accordance with their terms.

                                    ARTICLE 7
                                    COVENANTS


7.1  CONDUCT OF BUSINESS PRIOR TO CLOSING

     From the date hereof to the Closing Date, except as disclosed in EXHIBIT
     7.1 or contemplated by this Agreement:

     (a)  Seller shall procure that no Company undertakes:

          (i) any transaction between any Company and any company of Seller's Group (other than any financial transactions as long as such financial transactions are reflected, or taken into account, in the post-closing adjustments of the Purchase Price); or

          (ii) any recapitalization or reorganization (including the transfer of the German export business from Hunnebeck GmbH to Holdco) which materially changes the corporate structure of the Hunnebeck Group, or any merger or similar business combination between any Company and any third party (other than another Company); or

          (iii) any declaration or payment of dividends by any Company to any member of the Seller's Group.

     (b) Seller shall cause (to the extent permitted under applicable law) the Companies to conduct their businesses, in all material respects, in the ordinary course, consistent with past practice and not to take, or commit to take, any of the actions set forth in the following CLAUSES
          (I) - (IX) without Purchaser's prior written approval:

          (i)  any divestiture by any Company of a shareholding or business;

          (ii) any borrowing by any Company in excess of EUR 500,000.00 individually or any guarantee granted by any Company for any third party's indebtedness in excess of EUR 250,000.00, other than (i) indebtedness incurred from, or guarantees granted to, any other Company or (ii) indebtedness incurred, or guarantees granted by any Company, in the ordinary course of business and in amounts and on terms consistent with past practice, and other than any additional incurrence or advance under any credit facility to which any Company is a party or under which it may borrow, in each case as of the date hereof;

          (iii) any investment by any Company in, or the making of any loan to, any other company or entity (other than any entity of the Hunnebeck Group) exceeding in each case EUR 500,000.00;

          (iv) any capital expenditure by any Company, by additions or improvements to property, plant or equipment, in excess of EUR 500,000.00 each, except as provided in any plan or budget disclosed to Purchaser prior to the date hereof;

          (v) any lay-off with respect to a significant part of the workforce of the Hunnebeck Group;

          (vi) any change in, or commitment to change, any compensation or benefit of any Key Employee pursuant to any severance or retirement plan or agreement made in connection with this Agreement or the transactions contemplated hereby;

          (vii) any change in any method of accounting or accounting practice or policy by any Company, except as required due to a concurrent change in generally accepted accounting principles;

          (viii) any transaction entered into by any Company outside the ordinary course of business which has had, or would reasonably be expected to have, a Material Adverse Effect; or

          (ix) the entering into pooling agreements (UNTERNEHMENSVERTRAGE) within the meaning of Sect. 291 ss. of the German Stock Corporation Act.

     (c) Seller shall procure that all Companies manage all working capital accounts consistent with the normal course of business and its past practices, including (but not limited to) (i) not accelerating collections of accounts receivables out of the normal course inconsistent with past practices, (ii) not delaying payments of payables and other obligations beyond the normal course inconsistent with past practices, and (iii) procuring inventory in reasonable amounts needed for the current business as conducted as of the date hereof.


7.2  CONFIDENTIALITY

     For a period of three years after the Closing Date, Seller shall keep confidential and not disclose to any third party any business or trade secrets of the Hunnebeck Group, other than those which have become publicly known through no fault of the Seller's Group or which the Seller's Group is required to disclose in order to comply with any legal requirements or stock exchange regulations. Such confidentiality obligation shall be satisfied if Seller or the relevant members of the Seller's Group exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information (SORGFALT IN EIGENEN ANGELEGENHEITEN).


7.3  ACCESS TO INFORMATION AFTER CLOSING

     After the Closing Date, Purchaser will promptly afford to Seller and its representatives access, upon reasonable advance notice, to accounting, financial and other records (and allow them to make copies thereof), as well as to other information, management, employees and auditors of the Hunnebeck Group to the extent necessary or useful to the Seller's Group in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose of the Seller's Group. Purchaser shall keep, and procure that the entities of the Hunnebeck Group will keep, all books and records relating to any period prior to the Closing Date in accordance with and during the periods required under applicable law, but in any event for a period of not less than seven (7) years. Purchaser agrees to cause the Companies to give Seller reasonable notice prior to transferring, discarding or destroying any books or records of the Companies relating to any matters which may be relevant with respect to any indemnity obligation of Seller under this Agreement (in particular to any tax matter relating to any period prior to the Closing Date) and, if Seller so requests, to deliver such books or records to Seller.


7.4  FURTHER ASSURANCES; COOPERATION

     Subject to the terms and conditions of this Agreement, the Parties will use reasonable commercial efforts to execute, or cause to be executed, all agreements and documents and to take, or cause to be taken, all other actions necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided, however, that (notwithstanding any other provisions of this Agreement) Seller shall not have any liability arising from the failure to obtain any third party consents in connection with the transactions contemplated hereby or from any defections of suppliers, customers or employees after the date hereof.


7.5  D&O INSURANCE TAIL COVERAGE

     Purchaser shall procure, at its expense, tail coverage for all the Hunnebeck Group's directors and officers under existing director & officer insurance policies (including those listed in EXHIBIT 7.5) covering at least a damage in the aggregate amount of EUR 7,000,000.00 (Euro seven million), for a period until the earlier of (i) the lapse of the applicable statute of limitations, and (ii) the sixth anniversary after the Closing Date.

                                    ARTICLE 8
                                 INDEMNIFICATION


8.1  INDEMNIFICATION BY SELLER AND PURCHASER

     (a) Subject to the provisions contained in this ARTICLE 8, Seller shall indemnify and hold harmless Purchaser from the amount of any Losses (as defined below) asserted against, incurred or suffered by Purchaser or the Hunnebeck Group as a result of a breach of any representation, covenant or agreement of Seller contained in this Agreement, provided that Seller has not remedied the breach within a reasonable time after Seller has been notified of such breach pursuant to ARTICLE 8.7(A) below. Indemnification under this ARTICLE 8 shall be the sole and exclusive remedy for any breach of any representation, warranty, covenant or agreement of Seller or any other provision of this Agreement or otherwise, other than proven claims for intentional and knowing fraud. For the purpose of this Agreement, "LOSSES" shall mean all and only those liabilities, reasonable costs and expenses and other damages within the meaning of Sections 249 et seq. of the German Civil Code, excluding, however, any and all consequential or indirect damages (FOLGESCHADEN, MITTELBARE SCHADEN), lost profits (ENTGANGENER GEWINN), frustrated expenses (VERGEBLICHE AUFWENDUNGEN) within the meaning of Section 284 of the German Civil Code, internal administration and overhead costs, and specifically excluding any and all damages and other amounts computed as or with reference to any "multiple of profits" or "multiple of cash flow" or similar valuation methodology. Any Loss shall be computed net of (i) any present benefits (including avoided losses, tax benefits and savings as well as increases in the value of any asset owned by the Hunnebeck Group, provided that such benefit could have been realized in the same fiscal year as the Loss) related to the relevant matter and (ii) any amounts which are covered by insurance or would have been recoverable under any insurance policy as existing on the Closing Date if the insurance coverage had been continued without change (including reasonable increases in the ordinary course of business, consistent with past practice) but increased by any increase in insurance premium exclusively resulting from such recovery and paid for in a three year period after Closing or (iii) any amounts which have been otherwise recovered from any third party (it being understood that Purchaser shall not in bad faith refrain from pursuing claims against third parties).

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

     (b) Subject to the provisions contained in this ARTICLE 8, Purchaser shall indemnify and hold harmless Seller from any Losses asserted against, incurred or suffered by Seller or any member or affiliate of the Seller's Group as a result of a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement. Without prejudice to any other indemnification obligations of Seller and Purchaser contained in this Agreement, Purchaser shall further indemnify and hold harmless Seller from any claims made by any member of the Hunnebeck Group after the Closing Date relating to Seller's shareholding or interest in, or any action taken as shareholder or partner of, any such member of the Hunnebeck Group prior to the Closing Date.

     (c) No Party shall be liable under this Agreement for any Loss to the extent that such Loss is attributable to a failure by the other Party to mitigate the Loss (Section 254 of the German Civil Code).


8.2  LOSSES REFLECTED IN FINANCIAL STATEMENTS; INDEMNIFICATION BY THYSSENKRUPP

     Seller shall not be liable to Purchaser for any Losses to the extent that:

     (a) such Losses do not exceed the monetary amount reflected or accounted for as a write-off, value adjustment, liability or provision, including general adjustments (e.g. PAUSCHALWERTBERICHTIGUNGEN) or provisions made for the relevant risk category, in the 2004 Financial Statements; and

     (b) Purchaser or any of the Companies have been indemnified from ThyssenKrupp Systems & Services GmbH or ThyssenKrupp France SA or ThyssenKrupp Serv Austria Ges.mbH (or any legal successor of such entities) under the Umbrella Agreement between the above-mentioned ThyssenKrupp entities and Sun HB GmbH dated 22 June 2003 (Deed-Roll No. 441/2003 of the notary public Dr. Peter Sauberlich with seat in Frankfurt am Main) (it being understood that Purchaser or any of the Companies must first pursue any claims under the Umbrella Agreement).


8.3  DISCLOSED OR KNOWN MATTERS

     Seller shall not be liable for a breach of a representation of Seller if the underlying facts of the breach have been disclosed (in writing or made available electronically) to Purchaser or its representatives or advisers prior to the date hereof or made available otherwise (in writing or made available electronically) for the purpose of the due diligence investigation conducted by Purchaser. However, except for the documents specifically listed in EXHIBIT 8.3, the appendices and schedules to the Umbrella

     Agreement between ThyssenKrupp Systems & Services GmbH, ThyssenKrupp France SA and ThyssenKrupp Serv Austria Ges.mbH on the one side and Sun HB GmbH on the other side dated 22 June 2003 (Deed-Roll No. 441/2003 of the notary public Dr. Peter Sauberlich with seat in Frankfurt am Main) shall not be deemed to have been disclosed or made available to Purchaser or its representatives or advisers). Without limiting the generality of the foregoing, Section 442 of the German Civil Code shall not apply.


8.4  THRESHOLDS AND AGGREGATE AMOUNTS OF SELLER'S AND PURCHASER'S LIABILITY

     (a) Seller shall only be liable for any Losses arising from a breach of a representation, warranty, covenant or agreement of Seller or any other provision of this Agreement, and under all indemnities contained herein (other than Seller's obligation to deliver the Sold Shares against payment of the full Purchase Price), if and to the extent any Loss with respect to an individual matter exceeds an amount of EUR 50,000 (the "DE MINIMIS AMOUNT") and then only if and to the extent that all indemnifiable Losses above the De Minimis Amount exceed an aggregate amount of EUR 500,000 (the "DEDUCTIBLE AMOUNT") (in which case only the excess amount above the Deductible Amount shall be recoverable).

     (b) Seller's liability arising out of or in connection with this Agreement, including for the breach of all representations, warranties, covenants and agreements or any other provisions of this Agreement, and under all indemnities contained herein, with the sole exception of the representations given by Seller to Purchaser according to ARTICLE 5.2 (Ownership of Shares; Shareholdings) and
          ARTICLE 5.15 (Taxes), shall be limited to the respective amount to be held in escrow in accordance with ARTICLE 8.5 (the "MAXIMUM AMOUNT"). Seller's liability arising out of the representations made in ARTICLE
          5.2 shall be limited to an amount equal to 50% of the Purchase Price and Seller's liability arising out of the representations made in
          ARTICLE 5.15 shall be limited to an amount equal to 25% of the Purchase Price.

     (c)  The thresholds and caps which apply to Seller's liability according to
          ARTICLE 8.4 (A) AND (B) shall apply to Purchaser's liability as well.


8.5  ESCROW ACCOUNT

     Subject to ARTICLE 8.10, Purchaser shall transfer at Closing an amount of EUR 5,000,000 out of the proceeds of the Estimated Purchase Price being paid from Purchaser to Seller into an escrow account (the "ESCROW ACCOUNT"). One year after the Closing Date, EUR 2,500,000 plus the entire interest accrued on the entire amount being held in the Escrow Account, and two years after the Closing Date the remaining EUR 2,500,000 plus the interest accrued thereon shall be released from the Escrow Account and transferred to a bank account designated by Seller, except for (i) such amounts having being released from the Escrow Account to Purchaser due to claims made by Purchaser against Seller according to ARTICLE 8.7 and (ii) such amounts being subject to claims made by Purchaser against Seller according to ARTICLE 8.7 and not being resolved at the relevant time. Details of the Escrow Account are set forth in the escrow agreement attached as EXHIBIT 8.5 (the "ESCROW AGREEMENT") which will be, subject to
     ARTICLE 8.10, executed at Closing substantially in the form as attached. The Parties shall without undue delay after the date hereof inquire whether JP Morgan, at terms acceptable to both Parties, shall act as escrow agent. If that is not the case, then the Parties shall agree in good faith upon another escrow agent. If the Parties cannot agree upon another escrow agent, the acting notary shall serve as escrow agent. The fees of the escrow agent are borne by Purchaser.


8.6  LIMITATION PERIODS

     All claims of Purchaser or Seller under any representation, warranty, covenant or agreement of Seller or other provision of this Agreement, and under all indemnities contained herein or otherwise, shall be time-barred (VERJAHREN) upon expiration of a period of 24 months after the Closing Date (the "LIMITATION PERIOD"), except for claims under the representations of Seller contained in ARTICLE 5.2 (Ownership of Shares; Shareholdings) and
     ARTICLE 5.15 (Taxes), which shall be time barred five years after the Closing Date. The Limitation Periods shall be tolled (GEHEMMT), if Purchaser delivers a notice pursuant to ARTICLE 8.7 (A) even if Purchaser or a Company then first proceed to pursue the claim that is subject of such notice against a third party.


8.7  INDEMNIFICATION PROCEDURES

     (a) In the event of a breach of a representation, covenant or agreement of Seller contained in this Agreement for which Purchaser is eligible to be indemnified, Purchaser shall promptly notify Seller of any breach, describe its claim in reasonable detail and, to the extent then feasible, set forth the estimated amount of such claim (the "CLAIM DESCRIBED"). Upon delivery of such notice of Purchaser to Seller, the expiration, pursuant to ARTICLE 8.6, of the Claim Described shall be tolled (GEHEMMT).

     (b) In the event that any action, claim, demand or proceeding under this Agreement is asserted or announced by any third party (including any governmental authority) against Purchaser or the Hunnebeck Group (the "CLAIM ADDRESSEE") (any such claim, a "THIRD PARTY CLAIM"), and in the event Purchaser intends to demand Seller to indemnify Purchaser for such Third Party Claim under this Agreement, Purchaser shall give, or cause to be given, by means of a written notice Seller the opportunity to defend the Claim Addressee against the Third Party Claim. If Seller elects to defend the Claim Addressee against the Third Party Claim, Seller shall notify Purchaser and the Claim Addressee in writing of such decision in due course. Seller then shall have the right to defend the Claim Addressee (in consultation with Purchaser) by all appropriate actions and shall have, at any time during the proceedings, the sole power to direct and control such defense. In particular, Seller may (in consultation with Purchaser) participate in and direct all negotiations and correspondence with the third party, appoint and instruct counsel and request that the Third Party Claim be litigated or settled in accordance with Seller's instructions. No action by Seller or its representatives in connection with the defense shall be construed as an acknowledgement (whether express or implied) of Purchaser's claim under this Agreement or of any underlying facts related to such claim. All costs and expenses incurred by Seller in defending the Third Party Claim shall be borne by Seller.

     (c) Purchaser agrees, and shall cause each Claim Addressee, (i) to fully cooperate with Seller in the defense of any Third Party Claim, (ii) to diligently conduct the defense (to the extent that Seller is not in control of the defense) in order to mitigate the Loss and keep the amount thereof as low as possible, (iii) not to acknowledge or settle the Third Party Claim without Seller's prior written consent, and (iv) to provide Seller's representatives access, upon reasonable advance notice and during normal business hours, to all relevant books and records, other information, premises and personnel of the Hunnebeck Group (it being understood that CLAUSES (II) - (IV) of this ARTICLE 8.7(C) shall apply, irrespective of whether or not Seller has elected to defend the Third Party Claim). All costs and expenses incurred by Purchaser in connection with the cooperation or defense in accordance with this ARTICLE 8.7(C) shall be borne by Purchaser, except for any Losses to be indemnified by Seller under this Agreement.

     (d) The failure of any Claim Addressee to comply with any of its significant obligations under this ARTICLE 8.7 shall release, remise and forever discharge Seller from its indemnification obligations hereunder, except if (and to the extent that) the Claim Addressee proves that Seller is not materially prejudiced by such failure.


8.8  NO ADDITIONAL RIGHTS OR REMEDIES

     (a) The Parties agree that the rights and remedies which Purchaser and Seller may have with respect to the breach of a representation, warranty, covenant or agreement or any other provision of this Agreement, and under all indemnities contained herein (other than Seller's obligation to deliver the Sold Shares against payment of the full Purchase Price), are limited to the rights and remedies explicitly contained herein.

     (b) Any and all rights and remedies of any legal nature which Purchaser or Seller may otherwise have (in addition to the claims for specific performance (PRIMARE ERFULLUNGSPFLICHTEN) and the indemnity claims explicitly set forth herein) against the other Party in connection with this Agreement or the transactions contemplated hereby shall be excluded and irrevocably waived. In particular, without limiting the generality of the foregoing, each Party hereby waives any claims under statutory representations and warranties (Sections 434 et seq. of the German Civil Code), statutory contractual or precontractual obligations (Articles 280 to 282, 311 of the German Civil Code) or frustration of contract (Section 313 of the German Civil Code) or tort (Sections 823 et seq. of the German Civil Code), and no Party shall have any right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect, except for the termination rights set forth in ARTICLE 4.6.

     (c) The provisions of this ARTICLE 8.8 shall not affect any rights and remedies of the Parties for fraud or wilful misconduct (VORSATZ) and to any claims of Seller arising from a breach of Purchaser's obligation to pay the Purchase Price in accordance with ARTICLE 2.


8.9  NO DOUBLE COUNTING

     For the avoidance of doubt, matters which have been taken into account for the benefit of Purchaser in the calculation of the Purchase Price pursuant to Article 2.1 in connection with Article 3, shall in no case form the basis for a claim for indemnification under this ARTICLE 8.


8.10 INDEMNIFICATION INSURANCE

     At Seller's option, Seller may, in the time between the date hereof and the Closing, purchase one or more policies of representations and warranties insurance for the benefit of Purchaser, including the Maximum Amount and for the duration of the Limitation Period, with a deductible equal to the Deductible Amount, where any and all out-of pocket expense incurred under the insurance policy pursuant to the Deductible Amount will be borne by the Purchaser ("INDEMNIFICATION INSURANCE"). All provisions of the Indemnification Insurance (including, without limitation, the sole and exclusive nature of the remedy, the threshold, carve-outs, off-sets, tax implications and the exclusion of consequential damages) shall be consistent in all respects with this ARTICLE 8. In the event that Indemnification Insurance is secured as contemplated by this ARTICLE 8.10, then notwithstanding anything in this Agreement or elsewhere to the contrary, such Indemnification Insurance shall be the sole and exclusive remedy of the Purchaser for any and all claims arising under this Agreement or otherwise, including, without limitation, for any misrepresentation, or any breach of any representation, warranty, covenant or agreement or any other provision of this Agreement (other than proven claims for intentional and knowing fraud), and such Indemnification Insurance shall be in lieu of, and not in addition to, any and all indemnities of Seller hereunder. However, if the Indemnification Insurance does not cover Seller's liability arising out of representations made in ARTICLE 5.2 or ARTICLE 5.15, Seller shall remain liable as provided for in ARTICLE 5.2 and ARTICLE 5.15 in connection with ARTICLE 8.4 (B) and ARTICLE 8.6.



                                    ARTICLE 9
                                  MISCELLANEOUS

9.1  NOTICES

     All notices, requests and other communications hereunder shall be made in writing in the English language and delivered by hand, by courier or by telefax (provided that the telecopy is promptly confirmed in writing) to the person at the address set forth below, or such other address as may be designated by the respective Party to the other Party in the same manner:

     To Seller:

     Marc J. Leder, Rodger R. Krouse and C. Deryl Couch
     Sun HB Holdings, LLC
     c/o Sun Capital Partners, Inc.
     5200 Town Center Circle
     Suite 470
     Boca Raton, Florida 33486
     U.S.A.

     with a copy to:

     Hengeler Mueller
     Dr. Georg Seyfarth
     Benrather Stra(beta)e 18 - 20
     40213 Dusseldorf
     Germany

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

     To Purchaser:

     HARSCO CORPORATION
     Salvatore D. Fazzolari and Mark E. Kimmel
     350 Poplar Church Road
     P.O.Box 8888
     Camp Hill, PA 17001-8888
     U.S.A.

     with a copy to:

     Jones Day
     Christopher M. Kelly
     North Point
     901 Lakeside Avenue
     Cleveland, Ohio 44114-1190
     U.S.A.

9.2  PUBLIC DISCLOSURE, CONFIDENTIALITY

     No Party shall make any press release or similar public announcement with respect to this Agreement, and each Party shall keep confidential and not disclose to any third party any confidential information regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly agreed upon with the other Party and except as may be required in order to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange upon which any securities of the relevant Party or any of its parent companies are listed; provided, that Seller shall be entitled to communicate with its and its affiliates' investors relating to this Agreement and the transactions contemplated herein.


9.3  COSTS AND EXPENSES

     (a) All transfer taxes (including real estate transfer taxes), stamp duties, fees (including notarial fees), registration duties or other charges in connection with any regulatory requirements (including merger control proceedings) and other charges and costs payable in connection with the execution of this Agreement and the implementation of the transactions contemplated hereby shall be borne by Purchaser.

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

     (b) Each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement, and no such costs shall be borne by the Companies.


9.4  ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS

     (a) This Agreement (including all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto, except for the Confidentiality Agreement dated 10 May 2005 which will remain in full force and effect until the Closing Date or, if this Agreement is terminated pursuant to ARTICLE 4.6, beyond the date of such termination.

     (b) Any provision of this Agreement (including this ARTICLE 9.4) may be amended or waived only if such amendment or waiver is (i) by written instrument executed by all Parties and explicitly refers to this Agreement or (ii) by notarized deed, if required by law.


9.5  ASSIGNMENTS; THIRD PARTY BENEFICIARIES

     (a) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party, except as expressly set forth in this Agreement, and except for assignments, delegations or other transfers to an affiliate of the respective Party provided that the transferring Party shall remain jointly and severally liable with respect to any such right or obligation to the other Party.

     (b) Neither this Agreement nor any provision contained in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.


9.6  GOVERNING LAW; JURISDICTION

     (a) This Agreement shall be governed by, and construed in accordance with, the laws of Germany (excluding conflict of laws rules and CiSG).

     (b) Any dispute arising out of or relating to this Agreement, or the validity thereof, shall be exclusively and finally settled under the Rules of Arbitration of the International Chamber of Commerce, as attached hereto as EXHIBIT 9.6, by three arbitrators appointed in accordance with said rules, at least one of whom shall be a lawyer admitted to the practice of German law before the courts in Germany. The

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

          language of the arbitral proceedings shall be English and all submissions, briefs and documents shall be in English. The place of arbitration shall be Frankfurt am Main.


9.7  INTERPRETATION

     (a) The headings of the Articles and of the clauses in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

     (b) Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.

     (c)  The term "affiliated company" shall have the meaning assigned to it in
          Article 15 of the German Stock Corporation Act (AKTG).

     (d) For the purpose of any disclosure thresholds or the like in any representations and warranties contained in this Agreement, any reference to Euros (EUR) shall include the equivalent in any foreign currency at the exchange rate officially determined in Frankfurt am Main on the date hereof.

     (e) Words such as "hereof", "herein" or "hereunder" refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term "including" shall mean "including, without limitation".

     (f) The Exhibits to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits as a whole. The disclosure of any matter in this Agreement (including any Exhibit thereto) shall be deemed to be a disclosure for all purposes of this Agreement. The fact that a matter has been disclosed in an Exhibit shall not be used to construe the extent of the required disclosure (including any standard of materiality) pursuant to the relevant representation or other provision of this Agreement.


9.8  DEFINITIONS

     EXHIBIT 9.8 sets forth a list of the capitalised terms used in this Agreement, indicating the Pages where such terms are defined. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

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

9.9  SEVERABILITY

     Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (REGELUNGSLUCKE); in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.















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

EXHIBIT 9.8: LIST OF DEFINITIONS


2004 FINANCIAL STATEMENTS....................................................11
ACCOUNTING FIRM..............................................................12
AGREEMENT.....................................................................7
BUSINESS DAY.................................................................10
CAPITAL LEASE OBLIGATIONS.....................................................9
CASH..........................................................................8
CLAIM ADDRESSEE..............................................................38
CLAIM DESCRIBED..............................................................38
CLOSING......................................................................15
CLOSING DATE.................................................................15
COMPANIES.....................................................................7
COMPANY.......................................................................7
DE MINIMIS AMOUNT............................................................37
DEDUCTIBLE AMOUNT............................................................37
DISCLOSURE SCHEDULE..........................................................18
DRAFT CLOSING CERTIFICATE....................................................11
ENVIRONMENTAL LAW............................................................29
ESCROW ACCOUNT...............................................................37
ESCROW AGREEMENT.............................................................38
ESTIMATED CAPITAL LEASE OBLIGATIONS..........................................10
ESTIMATED CASH...............................................................10
ESTIMATED FINANCIAL DEBT.....................................................10
ESTIMATED PURCHASE PRICE.....................................................10
FINAL CAPITAL LEASE OBLIGATIONS..............................................14
FINAL CASH...................................................................14
FINAL CLOSING CERTIFICATE....................................................13
FINAL FINANCIAL DEBT.........................................................14
FINAL PURCHASE PRICE.........................................................14
FINANCIAL DEBT................................................................9
GOVERNMENTAL PERMITS.........................................................23
HAZARDOUS MATERIALS..........................................................29
HOLDCO........................................................................7
HUNNEBECK GROUP...............................................................7
INDEMNIFICATION INSURANCE....................................................40
INTELLECTUAL PROPERTY RIGHTS.................................................22
KEY EMPLOYEES................................................................24
LIMITATION PERIOD............................................................38

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MADELEINE FINANCING..........................................................17
MATERIAL ADVERSE EFFECT......................................................18
MATERIAL AGREEMENTS..........................................................25
MAXIMUM AMOUNT...............................................................37
PARTIES.......................................................................7
PRE-CLOSING TAX PERIOD.......................................................28
PURCHASE PRICE................................................................8
PURCHASER.....................................................................7
SELLER........................................................................7
SELLER'S GROUP................................................................7
SELLER'S KNOWLEDGE...........................................................18
SOLD SHARES...................................................................7
SUBSIDIARY SHARES............................................................20
TAX..........................................................................29
TAX RETURN...................................................................29
TAXING AUTHORITY.............................................................29
THIRD PARTY CLAIM............................................................38
US GAAP......................................................................11



















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